Filed Pursuant to Rule 433

Registration No. 333-158385

February 22, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009,

and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Knock-Out Buffer Notes Linked to the S&P 500® Index due March 13, 2013 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described in the product supplement, prospectus supplement and prospectus as supplemented by this free writing prospectus. The Notes do not guarantee return of principal, and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.
•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to a single Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the related Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing March 13, 2013.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The S&P 500® Index (“SPX”)
Knock-Out Event:	A Knock-Out Event occurs if, on any scheduled trading day during the Observation Period, the Official Closing Level (as defined below) has decreased, as compared to the Initial Level, by a percentage that is more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	20.00%
Contingent Minimum Return:	5.00%
Principal Amount:	$1,000 per Note.
Trade Date:	February 24, 2012
Pricing Date:	February 24, 2012
Original Issue Date:	February 29, 2012
Final Valuation Date:	March 8, 2013, subject to adjustment as described under the caption “Observation Period and Maturity Date.”
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be March 13, 2013. The Maturity Date is subject to adjustment as described under the caption “Observation Period and Maturity Date.”
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset subject to the Maximum Cap. Under these circumstances, your Payment at Maturity per $1,000 Principal Amount of Notes will be calculated as the lesser of:
(a) $1,000 + ($1,000 × Reference Return); and
(b) $1,000 + ($1,000 × Maximum Cap).
If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.
If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return and the Maximum Cap. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Principal Amount of Notes will equal the lesser of (A) $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return, and (B) $1,000 plus the product of (a) $1,000 multiplied by (b) the Maximum Cap. For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Maximum Cap:	20.00%
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based on the value displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.
CUSIP/ISIN:	4042K1XW8 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

*A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the Notes or the Reference Asset, nor is it a recommendation to buy, sell or hold Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

We have appointed J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates as placement agent for the sale of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will offer the Notes to investors directly or through other registered broker-dealers.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $990 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

February 22, 2012

Additional Terms Specific to the Notes

This free writing prospectus relates to a single Note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to a single Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement. HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity up to the Maximum Cap on the Notes of 20.00%, or a maximum Payment at Maturity of $1,200 for every $1,000 Principal Amount of Notes. If a Knock-Out Event has not occurred, in addition to the Principal Amount, you will receive at maturity at least the Contingent Minimum Return of 5.00% on the Notes, or a minimum Payment at Maturity of $1,050.00 for every $1,000 Principal Amount of Notes. Even if a Knock-Out Event has occurred, if the Final Level is greater than the Initial Level, in addition to the Principal Amount, you will receive at maturity a return on the Notes equal to the Reference Return subject to the Maximum Cap. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	THE CONTINGENT MINIMUM RETURN APPLIES ONLY IF A KNOCK-OUT EVENT HAS NOT OCCURRED — If a Knock-Out Event has not occurred, you will receive at least the Principal Amount and the Contingent Minimum Return at maturity, even if the Final Level is below the Initial Level. If a Knock-Out Event has occurred and the Final Level is less than the Initial Level, you will lose 1.00% of your Principal Amount for every 1.00% that the Final

Level is less than the Initial Level. If a Knock-Out Event has occurred and the Reference Return is -100.00%, you will lose your entire investment.

•	DIVERSIFICATION OF THE S&P 500® INDEX — The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes. For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•	SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset subject to the Maximum Cap and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Level is ever below the Initial Level by a percentage that is more than the Knock-Out Buffer Amount of 20.00% during the Observation Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100% OF YOUR INVESTMENT.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM CAP — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount of Notes you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Cap of 20.00% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Cap. You will not receive a return on the notes greater than the Maximum Cap.
•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Level is ever below the Initial Level by a percentage that is more than the Knock-Out Buffer Amount of 20.00% during the Observation Period, you will be fully exposed to any decline in the Reference Asset and will not be entitled to receive the Contingent Minimum Return on the Notes. Under these circumstances, if the Final Level is less than the Initial Level, you will lose 1.00% of the Principal Amount of your investment for every 1.00% decrease in the Final Level as compared to the Initial Level. You will be subject to this potential loss of principal even if the level of Reference Asset subsequently increases such that the Official Closing Level is less than the Initial Level by not more than the Knock-Out Buffer Amount of 20.00%, or is equal to or greater than the Initial Level. As a result, you may lose some or all of your investment. Your return on the Notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	whether a Knock-Out Event has occurred;
•	the dividend rate on the equity securities underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of Notes to $1,000. The hypothetical total returns set forth below reflect the Knock-Out Buffer Amount of 20.00%, the Contingent Minimum Return on the Notes of 5.00% and the Maximum Cap of 20.00% and assume an Initial Level of 1,300.00. The actual Initial Level will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
		Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
2,340.00	80.00%	20.00%	20.00%
2,210.00	70.00%	20.00%	20.00%
2,080.00	60.00%	20.00%	20.00%
1,950.00	50.00%	20.00%	20.00%
1,820.00	40.00%	20.00%	20.00%
1,690.00	30.00%	20.00%	20.00%
1,560.00	20.00%	20.00%	20.00%
1,495.00	15.00%	15.00%	15.00%
1,430.00	10.00%	10.00%	10.00%
1,365.00	5.00%	5.00%	5.00%
1,352.00	4.00%	5.00%	4.00%
1,313.00	1.00%	5.00%	1.00%
1,300.00	0.00%	5.00%	0.00%
1,235.00	-5.00%	5.00%	-5.00%
1,170.00	-10.00%	5.00%	-10.00%
1,105.00	-15.00%	5.00%	-15.00%
1,040.00	-20.00%	5.00%	-20.00%
910.00	-30.00%	N/A	-30.00%
780.00	-40.00%	N/A	-40.00%
650.00	-50.00%	N/A	-50.00%
520.00	-60.00%	N/A	-60.00%
390.00	-70.00%	N/A	-70.00%
260.00	-80.00%	N/A	-80.00%
130.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%
(1)	The Official Closing Level has not declined, as compared to the Initial Level, by a percentage that is more than 20.00% at any time during the Observation Period.
(2)	The Official Closing Level has declined, as compared to the Initial Level, by a percentage that is more than 20.00% at any time during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Reference Asset increases from the Initial Level of 1,300.00 to a Final Level of 1,313.00. Because a Knock-Out Event has not occurred and the Reference Return of 1.00% is less than the Contingent Minimum Return of 5.00% and also less then the Maximum Cap of 20.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of Notes.

Example 2: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the Initial Level of 1,300.00 to a Final Level of 1,105.00. Because a Knock-Out Event has not occurred and the Reference Return of 15.00% is less than the Contingent Minimum Return of 5.00%, the investor benefits from the Contingent Minimum Return and receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of Notes.

Example 3: The level of the Reference Asset increases from the Initial Level of 1,300.00 to a Final Level of 1,430.00. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 10.00% is positive and greater than the Contingent Minimum Return of 5.00% but less than the Maximum Cap of 20.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 10.00%) = $1,100.00

Example 4: The level of the Reference Asset increases from the Initial Level of 1,300.00 to a Final Level of 1,820.00. Regardless of a Knock-Out Event occurring or not, because the Reference Return of 40.00% is positive, is greater than the Contingent Minimum Return of 5.00% and also greater than the Maximum Cap of 20.00%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Principal Amount of Notes, the maximum payment of the Notes, calculated as follows:

$1,000 + ($1,000 × 20.00%) = $1,200.00

Example 5: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the Initial Level of 1,300.00 to a Final Level of 780.00. Because a Knock-Out Event has occurred and the Reference Return is -40.00%, the investor is exposed to the negative performance of the Reference Asset and receives a Payment at Maturity of $600.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this free writing prospectus. You should make your own investigation into each Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

HSBC has derived all information relating to the Reference Asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Reference Asset at any time.

S&P publishes the Reference Asset

The Reference Asset is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Reference Asset, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the Reference Asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time in its sole discretion, add companies to or delete companies from, the Reference Asset to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main industry groups comprise the Reference Asset: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the Reference Asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The Reference Asset does not reflect the payment of dividends on the stocks included in the Reference Asset and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Maturity Date.

Computation of the Reference Asset

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the Reference Asset to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the Reference Asset was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Reference Asset (i.e., its Market Value). Currently, S&P calculates the Reference Asset based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the Reference Asset is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the Reference Asset reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this document, the Reference Asset is also calculated using a base-weighted aggregate methodology: the level of the Reference Asset reflects the total Market Value of all the component stocks relative to the Reference Asset base period of 1941-43. The daily calculation of the Reference Asset is computed by dividing the Market Value of the Reference Asset component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the Reference Asset is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the Reference Asset includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the Reference Asset is maintained by adjusting the Divisor for all changes in the Reference Asset constituents’ share capital after the base period of 1941-43 with the level of the Reference Asset as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the Reference Asset from changing due to corporate actions, all corporate actions which affect the total Market Value of the Reference Asset also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the Reference Asset remains constant. This helps maintain the level of the Reference Asset as an accurate barometer of stock market performance and ensures that the movement of the Reference Asset does not reflect the corporate actions of individual companies in the Reference Asset. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the Reference Asset. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Reference Asset and do not require Divisor adjustments.

The table below summarizes the types of Reference Asset maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the Reference Asset, no company removed from the Reference Asset.	No

Spin-off	Spun-off company added to the Reference Asset, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the Reference Asset. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the Reference Asset component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Reference Asset (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

•	Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

•	New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the Reference Asset maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the Reference Asset. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Reference Asset are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general stock market performance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Notes. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Notes into consideration in determining, composing or calculating the SPX. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from February 21, 2007 through February 21, 2012. The closing level for the Reference Asset on February 21, 2012 was 1,362.21. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level at any time during the Observation Period. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

Observation Period and Maturity Date

 The section “Maturity Date and Final Valuation Date” in the accompanying product supplement will be replaced with the following paragraph:

If any day during the Observation Period, including the Final Valuation Date, is not a scheduled trading day, then such day or the Final Valuation Date, respectively, will be the next scheduled trading day. If a Market Disruption Event (as described in the accompanying product supplement) exists on any day during the Observation Period including the Final Valuation Date, then such day or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event. If a Market Disruption Event exists with respect to any day during the Observation Period including the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be such day during the Observation Period or the Final Valuation Date (as applicable), and the Official Closing Level on such day will be determined by the Calculation Agent by means of the formula for, and method of calculating of, the Reference Asset which applied just prior to the Market Disruption Event, using the relevant exchange’s traded or quoted price of each stock or other security in the Reference Asset (or if an event giving rise to a Market Disruption Event has occurred with respect to a stock or other security in the Reference Asset and is continuing on that fifth scheduled trading day, the Calculation Agent’s good faith estimate of the value for that stock or other security). If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates will act as placement agent for the Notes and will receive a fee that will not exceed $10.00 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

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